Exhibit 99.1

Cognex Reports Record First Quarter Results

NATICK, Mass.--(BUSINESS WIRE)--May 6, 2021--Cognex Corporation (NASDAQ:CGNX) today reported financial results for the first quarter of 2021. The company announced new records for first quarter revenue, net income, and net income per diluted share. Table 1 below shows selected financial data for Q1-21 compared with Q1-20 and Q4-20.

Table 1
(Dollars in thousands, except per share amounts)
	Revenue	Net Income	Net Income per Diluted Share	Non-GAAP Net Income per Diluted Share*
Quarterly Comparisons
Current quarter: Q1-21	$239,027	$69,848	$0.39	$0.36
Prior year’s quarter: Q1-20	$167,235	$20,477	$0.12	$0.11
Change: Q1-20 to Q1-21	43%	241%	225%	227%
Prior quarter: Q4-20	$223,615	$69,345	$0.39	$0.32
Change: Q4-20 to Q1-21	7%	1%	0%	13%

*Non-GAAP net income per diluted share excludes restructuring and other charges and tax adjustments. A reconciliation from GAAP to Non-GAAP is shown in Exhibit 2 of this news release.

“Cognex started 2021 on a strong note,” said Robert J. Willett, Chief Executive Officer of Cognex. “We reported the highest first quarter revenue, net income, and earnings per share in our company’s 40-year history. We were highly profitable—reporting an operating margin of 33% in Q1-21 compared to 13% a year ago—demonstrating the leverage we have in our high-growth, high gross margin business model.”

Mr. Willett continued, “We are pleased with our achievements in the first quarter. Our strong momentum continued in the e-commerce sector of logistics. Business activity has been recovering in other end markets that have struggled over the past year. Most importantly, we introduced several innovative products in the areas of 3D vision, edge intelligence, and handheld barcode reading that we believe will contribute to revenue growth in years to come.”

Details of the Quarter

Statement of Operations Highlights – First Quarter of 2021

  Cognex reported record first quarter revenue of $239 million, which represents an increase of 43% from Q1-20 and 7% from Q4-20. A notable contribution to growth, both year-on-year and sequentially, came from continued strong performance in the e-commerce sector of logistics. Outside of logistics, revenue from each geographic region (the Americas, Asia, and Europe) increased over Q1-20 due to improved business activity in a variety of industries.
  Gross margin was 77% for Q1-21, 75% for Q1-20, and 75% for Q4-20, and within the company’s target range for all periods. The increase in gross margin, both year-on-year and sequentially, is due to higher volume and a favorable revenue mix.
  Research, Development, & Engineering (RD&E) expenses decreased by 5% from Q1-20 and 1% from Q4-20. The decrease year-on-year reflects cost-saving actions implemented by Cognex in 2020 following the COVID-19 outbreak and lower stock-based compensation expense. The savings were partially offset by the impact of foreign currency exchange rate changes.
  Selling, General & Administrative (SG&A) expenses increased by 5% from Q1-20 and decreased by 2% from Q4-20. The increase in SG&A spending year-on-year was due to higher incentive compensation related to the revenue growth as well as the impact of foreign currency exchange rate changes. The increase was partially offset by lower travel and entertainment costs and other savings. On a sequential basis, higher spending on marketing communications was offset by lower sales commissions, which were reset at the beginning of the year with relevant performance goals for 2021.
  The effective tax rate in Q1-21 was an expense of 11% compared with an expense of 11% in Q1-20 and a benefit of 7% in Q4-20. Excluding the discrete tax adjustments summarized in Exhibit 2, the effective tax rate was an expense of 18% in Q1-21, 17% in Q1-20, and 14% in Q4-20.

Balance Sheet Highlights – April 4, 2021

  Cognex’s financial position as of April 4, 2021 continued to be strong, with $876 million in cash and investments and no debt. In Q1-21, Cognex generated $99 million in cash from operations and $35 million in net proceeds from the exercise of stock options. In addition, during Q1-21, the company paid $11 million in dividends to shareholders and spent $6 million to repurchase its common stock. Cognex intends to continue to repurchase shares of its common stock pursuant to its existing stock repurchase program, subject to market conditions and other relevant factors.

Financial Outlook – Q2 2021

  Cognex believes revenue in Q2-21 will be between $250 million and $270 million. This range represents anticipated substantial growth over Q2-20, which was marked by significant economic disruption following the COVID-19 outbreak.
  Gross margin for Q2-21 is expected to be in the mid-70% range, and lower than the gross margin reported in recent quarters.
  Operating expenses are expected to be flat to slightly up from Q1-21.
  The effective tax rate is expected to be 18%, excluding discrete tax items.

Non-GAAP Financial Measures

  Exhibit 2 of this news release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes these non-GAAP financial measures are helpful because they allow investors to more accurately compare Cognex results over multiple periods using the same methodology that management employs in its budgeting process and in its review of Cognex’s operating results. Non-GAAP presentations exclude certain one-time discrete events, such as tax adjustments (because these costs are outside of Cognex’s normal business operations and not used by management to assess Cognex’s operating results). Additionally, the company excludes restructuring charges, intangible asset impairment charges, and excess and obsolete inventory charges because these charges result from discrete activities, such as specific restructuring actions or acquisitions, and are frequently excluded by management in evaluating Cognex’s operating results. Cognex does not intend for non-GAAP financial measures to be considered in isolation, or as a substitute for financial information provided in accordance with GAAP.
  The tax effect of items identified in the reconciliation is estimated by applying the effective tax rate to the pre-tax amount. However, if a specific tax rate or tax treatment is required because of the nature of the item and/or the tax jurisdiction where the item was recorded, the tax effect is estimated by applying the relevant specific tax rate or tax treatment, rather than the effective tax rate.

Analyst Conference Call and Simultaneous Webcast

  Cognex will host a conference call today at 5:00 p.m. Eastern Daylight Time (EDT). The telephone number is (877) 704-4573 (or (201) 389-0911 if outside the United States). A replay will begin at 8:00 p.m. EDT today and will be available until 11:59 p.m. EDT on Sunday, May 9, 2021. The telephone number for the replay is (877) 660-6853 (or (201) 612-7415 if outside the United States). The access code for both the live call and the replay is 13717939.
  A real-time audio broadcast of the conference call or an archived recording will be accessible on the Events & Presentations page of the Cognex Investor website: https://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures, and markets a wide range of image-based products, all of which use artificial intelligence (AI) techniques that give them the human-like ability to make decisions on what they see. Cognex products include machine vision systems, machine vision sensors, and barcode readers that are used in factories and distribution centers around the world where they eliminate production and shipping errors.

Cognex is the world's leader in the machine vision industry, having shipped more than 3 million image-based products, representing over $8 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts, USA, Cognex has offices and distributors located throughout the Americas, Europe, and Asia. For details, visit Cognex online at www.cognex.com.

Certain statements made in this news release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” “estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” and similar words and other statements of a similar sense. These statements are based on our current estimates and expectations as to prospective events and circumstances, which may or may not be in our control and as to which there can be no firm assurances given. These forward-looking statements, which include statements regarding business and market trends, future financial performance, the expected impact of the COVID-19 pandemic on our assets, business and results of operations, customer order rates and timing of related revenue, future product mix, restructuring and other cost-savings initiatives, research and development activities, new product offerings, capital expenditures, investments, acquisitions, liquidity, dividends and stock repurchases, strategic plans, and estimated tax benefits and expenses and other tax matters, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) the impact, duration, and severity of the COVID-19 pandemic; (2) potential disruptions to our business due to restructuring activities; (3) the loss of, or curtailment of purchases by, large customers in the consumer electronics and logistics industries; (4) the reliance on revenue from the automotive industry; (5) the reliance on key suppliers to manufacture and deliver critical components for our products and potential disruptions in the supply chain; (6) the failure to effectively manage product transitions or accurately forecast customer demand; (7) the inability to design and manufacture high-quality products; (8) the inability to attract and retain skilled employees and maintain our unique corporate culture; (9) the failure to effectively manage our growth; (10) the inability to achieve growth in revenue and profits from the logistics industry; (11) the technological obsolescence of current products and the inability to develop new products; (12) the failure to properly manage the distribution of products and services; (13) the impact of competitive pressures; (14) the challenges in integrating and achieving expected results from acquired businesses; (15) potential disruptions in our business systems; (16) information security breaches; (17) the inability to protect our proprietary technology and intellectual property; (18) potential impairment charges with respect to our investments or acquired intangible assets; (19) exposure to additional tax liabilities; (20) fluctuations in foreign currency exchange rates and the use of derivative instruments; (21) our involvement in time-consuming and costly litigation; (22) unfavorable global economic conditions; (23) economic, political, and other risks associated with international sales and operations; and the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2020 and Form 10-Q for the fiscal quarter ended April 4, 2021. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

Exhibit 1
COGNEX CORPORATION
Statements of Operations
(Unaudited)
Dollars in thousands, except per share amounts
	Three-months Ended
	April 4, 2021	December 31, 2020	March 29, 2020

Revenue	$239,027	$223,615	$167,235
Cost of revenue (1)	54,045	55,160	41,200
Gross margin	184,982	168,455	126,035
Percentage of revenue	77%	75%	75%
Research, development, and engineering expenses (1)	34,105	34,399	35,946
Percentage of revenue	14%	15%	21%
Selling, general, and administrative expenses (1)	72,424	74,096	69,138
Percentage of revenue	30%	33%	41%
Restructuring charges	—	875	—
Operating income	78,453	59,085	20,951
Percentage of revenue	33%	26%	13%
Foreign currency gain (loss)	(1,008)	4,007	(3,003)
Investment and other income	1,386	1,828	5,046
Income before income tax expense (benefit)	78,831	64,920	22,994
Income tax expense (benefit)	8,983	(4,425)	2,517
Net income	$69,848	$69,345	$20,477
Percentage of revenue	29%	31%	12%

Net income per weighted-average common and common-equivalent share:
Basic	$0.40	$0.40	$0.12
Diluted	$0.39	$0.39	$0.12

Weighted-average common and common-equivalent shares outstanding:
Basic	176,288	175,220	172,408
Diluted	179,971	178,590	175,602

Cash dividends per common share	$0.060	$2.060	$0.055
Cash and investments per common share	$4.96	$4.37	$4.92
Book value per common share	$7.68	$7.18	$7.73

(1) Amounts include stock-based compensation expense, as follows:
Cost of revenue	$248	$324	$354
Research, development, and engineering	4,003	2,805	5,366
Selling, general, and administrative	7,758	7,456	9,070
Total stock-based compensation expense	$12,009	$10,585	$14,790

Exhibit 2
COGNEX CORPORATION
Reconciliation of Selected Items from GAAP to Non-GAAP
(Unaudited)
Dollars in thousands, except per share amounts
	Three-months Ended
	April 4, 2021	December 31, 2020	March 29, 2020

Discrete tax adjustments reconciliation
Income before income tax expense (benefit) (GAAP)	$78,831	$64,920	$22,994

Income tax expense (benefit) (GAAP)	$8,983	$(4,425)	$2,517
Effective tax rate (GAAP)	11%	(7)%	11%

Discrete tax benefit related to stock-based compensation	5,207	2,342	1,680
Discrete tax benefit (expense) related to tax return filings and other	—	11,441	(242)
Total discrete tax adjustments	$5,207	$13,783	$1,438

Income tax expense (Non-GAAP)	$14,190	$9,358	$3,955
Effective tax rate (Non-GAAP)	18%	14%	17%

Restructuring and other charges and discrete tax adjustments reconciliation

Net income (GAAP)	$69,848	$69,345	$20,477
Excess and obsolete inventory charges	705	522	1,065
Restructuring charges	—	875	—
Tax effect on restructuring and other charges	(127)	(196)	(181)
Discrete tax adjustments	(5,207)	(13,783)	(1,438)
Net income (Non-GAAP)	$65,219	$56,763	$19,923
Percentage of revenue (Non-GAAP)	27%	25%	12%

Net income per diluted weighted-average common and common-equivalent share (GAAP)	$0.39	$0.39	$0.12
Per share impact of non-GAAP adjustments identified above	(0.03)	(0.07)	(0.01)
Net income per diluted weighted-average common and common-equivalent share (Non-GAAP)	$0.36	$0.32	$0.11

Diluted weighted-average common and common-equivalent shares outstanding	179,971	178,590	175,602

Exhibit 3
COGNEX CORPORATION
Balance Sheets
(Unaudited)
Dollars in thousands
	April 4, 2021	December 31, 2020
Assets
Cash and investments	$876,284	$767,438
Accounts receivable	128,822	125,696
Inventories	61,392	60,830
Property, plant, and equipment	77,081	79,173
Operating lease assets	20,784	22,582
Goodwill and intangible assets	257,664	259,633
Deferred tax assets	429,801	434,704
Other assets	57,128	50,646

Total assets	$1,908,956	$1,800,702

Liabilities and Shareholders' Equity
Accounts payable and accrued expenses	$81,392	$93,534
Deferred revenue and customer deposits	51,660	21,274
Operating lease liabilities	24,028	26,230
Income taxes	74,538	72,551
Deferred tax liabilities	310,884	314,952
Other liabilities	9,453	9,959
Shareholders' equity	1,357,001	1,262,202

Total liabilities and shareholders' equity	$1,908,956	$1,800,702

Contacts

Susan Conway
Investor Relations
+1 508-650-3353
Susan.conway@cognex.com